UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

BOSTON PROPERTIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 4, 2003

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of Boston Properties, Inc. This year’s meeting will be held on Wednesday, May 7, 2003 at 11:00 a.m., local time, at 599 Lexington Avenue, Conference Room 2E, New York, New York.

The attached proxy statement, with formal notice of the meeting on the first page, describes the matters expected to be acted upon at the meeting. We urge you to review these materials carefully and to use this opportunity to take part in the affairs of Boston Properties by voting on the matters described in this proxy statement. We hope that you will be able to attend the meeting. At the meeting we will review our operations, report on 2002 financial results and discuss our plans for the future. Our directors and management team will be available to answer questions.

Your vote is important. Whether you plan to attend the meeting or not, please complete the enclosed proxy card and return it as promptly as possible or vote by calling the toll-free telephone number or via the Internet. The enclosed proxy card contains instructions regarding all three methods of voting. If you attend the meeting, you may continue to have your shares voted as instructed in the proxy or you may withdraw your proxy at the meeting and vote your shares in person.

We look forward to seeing you at the meeting.

Sincerely,

Mortimer B. Zuckerman

Chairman of the Board

Edward H. Linde

President and Chief Executive Officer

BOSTON PROPERTIES, INC.

111 Huntington Avenue

Suite 300

Boston, MA 02199-7610

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 7, 2003

The 2003 annual meeting of stockholders of Boston Properties, Inc. will be held on Wednesday, May 7, 2003 at 11:00 a.m., local time, at 599 Lexington Avenue, Conference Room 2E, New York, New York. At the annual meeting, stockholders will vote upon the following proposals:

1.	To elect one Class II director, to serve for a two-year term, and three Class III directors, each to serve for a three-year term.

2.	To ratify the selection of PricewaterhouseCoopers LLP as our independent accountants for the fiscal year ending December 31, 2003.

3.	To consider and act upon any other matters that may properly be brought before the annual meeting and at any adjournments or postponements thereof.

You may vote if you were a stockholder of record as of the close of business on March 12, 2003. If you do not plan to attend the meeting and vote your common shares in person, please vote in one of the following ways:

•	Use the toll-free telephone number shown on your proxy card (this call is free in the U.S. and Canada);

•	Go to the Website address shown on your proxy card and vote via the Internet; or

•	Mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope.

Any proxy may be revoked at any time prior to its exercise at the annual meeting.

By Order of the Board of Directors

WILLIAM J. WEDGE, ESQ.

Secretary

April 4, 2003

i

April 4, 2003

BOSTON PROPERTIES, INC.

111 Huntington Avenue

Suite 300

Boston, MA 02199-7610

PROXY STATEMENT

This proxy statement and the enclosed proxy card are being mailed to stockholders on or about April 4, 2003 and are furnished in connection with the solicitation of proxies by the Board of Directors of Boston Properties, Inc. for use at the 2003 annual meeting of stockholders of Boston Properties to be held on Wednesday, May 7, 2003 at 11:00 a.m., local time, at 599 Lexington Avenue, Conference Room 2E, New York, New York, and at any adjournments or postponements thereof.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

What is the purpose of the annual meeting?

At the annual meeting, stockholders will act upon the matters set forth in the accompanying notice of meeting, including the election of directors and ratification of the selection of our independent accountants.

Who is entitled to vote?

If our records show that you were a stockholder as of the close of business on March 12, 2003, which is referred to as the record date, you are entitled to receive notice of the annual meeting and to vote the shares of common stock that you held on the record date. Each outstanding share of common stock entitles its holder to cast one vote for each matter to be voted upon.

Can I attend the meeting?

All stockholders of record of Boston Properties’ shares of common stock at the close of business on the record date, or their designated proxies, are authorized to attend the annual meeting. Each stockholder or proxy will be asked to present a form of valid picture identification, such as a driver’s license or passport.

What constitutes a quorum?

The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares of common stock entitled to vote is necessary to constitute a quorum for the transaction of business at the annual meeting. As of the record date, there were 95,921,961 shares of common stock outstanding and entitled to vote at the annual meeting. Shares that reflect votes withheld for director nominees, abstentions or “broker non-votes” (i.e., shares represented at the meeting held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote such shares and the broker or nominee does not have discretionary voting power to vote such shares) will be counted for purposes of determining whether a quorum is present for the transaction of business at the annual meeting.

How do I vote?

Voting by Proxy Holders for Shares Registered Directly in the Name of the Stockholder.    If you hold your shares in your own name as a holder of record, you may instruct the proxy holders named in the enclosed proxy card how to vote your common shares by using the toll-free telephone number, the Internet Website listed on the proxy card or by signing, dating and mailing the proxy card in the postage-paid envelope that has been provided to you by Boston Properties.

•	Vote by Telephone. If you hold your common shares in your own name as a holder of record, you may vote by telephone by calling the toll-free number listed on the accompanying proxy card. Telephone voting is available 24 hours a day until 11:59 p.m. on May 6, 2003. When you call you will receive a series of voice instructions which will allow you to vote your common shares. A control number, located above the voting instructions of your proxy card, verifies your identity as a stockholder and allows you to vote your common shares and confirm that your voting instructions have been recorded properly. IF YOU VOTE BY TELEPHONE, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

•	Vote by Internet. You also have the option to vote via the Internet. The Website for Internet voting is printed on your proxy card. Internet voting is available 24 hours a day until 11:59 p.m. on May 6, 2003. As with telephone voting, you will be given the opportunity to confirm that your instructions have been properly recorded. IF YOU VOTE VIA THE INTERNET, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

•	Vote by Mail. If you would like to vote by mail, mark your proxy card, sign and date it, and return it to EquiServe in the postage-paid envelope provided.

•	Vote in Person. If you are a registered stockholder and attend the annual meeting, you vote in person at the meeting.

Voting by Proxy Holders for Shares Registered in the Name of a Brokerage Firm or Bank.    If your common shares are held by a broker, bank or other nominee (i.e., in “street name”), you will receive instructions from your nominee which you must follow in order to have your common shares voted. “Street name” stockholders who wish to vote in person at the meeting will need to obtain a proxy form from the broker, bank or other nominee that holds their common shares of record.

What is householding?

The Securities and Exchange Commission (the “SEC”) rules allow for the delivery of a single copy of an annual report and proxy statement to any household at which two or more stockholders reside, if it is believed that the stockholders are members of the same family. Duplicate mailings can be eliminated by allowing stockholders to consent to such elimination, or through implied consent if a stockholder does not request continuation of duplicate mailings. Depending upon the practices of your broker, bank or other nominee, you may need to contact them directly to discontinue duplicate mailings to your household. If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee. If you own shares of our common stock in your own name as a holder of record, householding will not apply to your shares.

If you wish to request extra copies free of charge of any annual report or proxy statement, please send your request to Boston Properties, Inc., 111 Huntington Avenue, Suite 300, Boston, Massachusetts 02199-7610, Attention: Secretary; call us with your request at (617) 236-3300; or visit our Website at www.bostonproperties.com.

Will other matters be voted on at the annual meeting?

We are not now aware of any other matters to be presented at the annual meeting other than those described in this proxy statement. If any other matters not described in the proxy statement are properly presented at the meeting, proxies will be voted in accordance with the best judgment of the proxy holders.

Can I revoke my proxy instructions?

You may revoke your proxy at any time before it has been exercised by:

•	filing a written revocation with the Secretary of Boston Properties at the following address: 111 Huntington Avenue, Suite 300, Boston, Massachusetts 02199-7610;

•	filing a duly executed proxy bearing a later date; or

•	appearing in person and voting by ballot at the annual meeting.

Any stockholder of record as of the record date attending the annual meeting may vote in person whether or not a proxy has been previously given, but the presence (without further action) of a stockholder at the annual meeting will not constitute revocation of a previously given proxy.

What other information should I review before voting?

For your review, our 2002 annual report, including a copy of our annual report filed with the SEC on Form 10-K, and financial statements for the fiscal year ended December 31, 2002, is being mailed to stockholders concurrently with this proxy statement. The annual report, however, is not part of the proxy solicitation material.

PROPOSAL 1: ELECTION OF DIRECTORS

Introduction

In November 2002, our Board of Directors reached a determination that it would be appropriate to expand the Board and created an Interim Nominating Committee charged with the responsibility of identifying and recommending to the Board nominees for election as directors. Two nominees needed to be selected to fill two new Board seats created to achieve such expansion of the Board, and a third nominee needed to be selected as a result of the decision by Mr. Ivan G. Seidenberg not to stand for re-election as a director of Boston Properties due to his commitments as President and Chief Executive Officer of Verizon Communications. Mr. Seidenberg has served on our Board of Directors since our initial public offering in June 1997. We would like to thank Mr. Seidenberg for his dedication to the interests of our stockholders and his invaluable contribution to Boston Properties over the past six years.

At the annual meeting, one Class II director will be elected to serve until the 2005 annual meeting or until his successor is duly elected and qualified and three Class III directors will be elected to serve until the 2006 annual meeting or until their respective successors are duly elected and qualified. Following the recommendation of the Interim Nominating Committee, our Board of Directors has nominated Lawrence S. Bacow to serve as a Class II director and William M. Daley, Edward H. Linde and David A. Twardock to serve as Class III directors. Mr. Linde is currently serving as a director of Boston Properties. Messrs. Bacow, Daley and Twardock are new candidates for election. In making its recommendations, the Interim Nominating Committee considered a number of factors, including the independence and qualifications of the candidate and the current composition of our Board of Directors. Our Board of Directors anticipates that the nominees will serve, if elected, as directors. However, if any persons nominated by our Board of Directors is unable to accept election, the proxies will be voted for the election of such other person or persons as our Board of Directors may recommend. Our Board of Directors will consider a nominee for election to our Board of Directors recommended by a stockholder of record if the stockholder submits the nomination in compliance with the requirements of our by-laws.

Vote Required

Directors must be elected by a plurality of the votes cast on account of the shares of common stock present in person or represented by proxy and entitled to vote on the election of directors at the annual meeting. Votes may be cast for or withheld from each nominee. Votes cast for the nominees will count as “yes” votes; votes that are withheld from the nominees will not be voted with respect to the director or directors indicated, although they will be counted when determining whether there is a quorum.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THEIR NOMINEES, LAWRENCE S. BACOW, WILLIAM M. DALEY, EDWARD H. LINDE AND DAVID A. TWARDOCK. PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR EACH OF THE NOMINEES UNLESS INSTRUCTIONS TO WITHHOLD OR TO THE CONTRARY ARE GIVEN.

Information Regarding the Nominees, Other Directors and Executive Officers

The following biographical descriptions set forth certain information with respect to the nominee for election as a Class II director and the nominees for election as Class III directors at the annual meeting, each director who is not up for election and the executive officers who are not directors, based on information furnished to Boston Properties by each director and executive officer. The following information is correct as of February 1, 2003.

Nominee for Election as Class II Director—Term Expiring 2005

Lawrence S. Bacow.    Mr. Lawrence S. Bacow currently serves as President of Tufts University. Prior to his appointment to this position, Mr. Bacow served in various capacities at the Massachusetts Institute of Technology, including his most recent position as Chancellor since August 1998. During his 24 year tenure at the Massachusetts Institute of Technology, Mr. Bacow was the Lee and Geraldine Martin Professor of Environmental Studies in the Department of Urban Studies and Planning and he also served as the Director of the MIT Center for Real Estate Development, the Chair of the MIT Council on the Environment and the Chairman of the Faculty of the Massachusetts Institute of Technology. Mr. Bacow serves as a director of Tufts University, Hebrew College, Wheaton College and the Jewish Community Housing for the Elderly. He received a BS in Economics from the Massachusetts Institute of Technology and a Ph.D., an M.P.P. and a J.D. from Harvard University. He is 51 years old.

Nominees for Election as Class III Directors—Terms Expiring 2006

William M. Daley.    Mr. William M. Daley is President of SBC Communications, Inc. Prior to his appointment in December of 2001 to this position, Mr. Daley served as Vice Chairman of Evercore Capital Partners L.P., a private equity investment firm. He also served as United States Secretary of Commerce from January 1997 to July 2000 and as Chairman of the 2000 presidential election campaign of Vice President Al Gore. Mr. Daley serves as a director of Merck & Company, The Joffrey Ballet of Chicago, Loyola University and The Committee on US-China Foreign Relations. He received a BA from Loyola University and an LLB from John Marshall Law School. He is 54 years old.

Edward H. Linde.    Mr. Edward H. Linde serves as President and Chief Executive Officer of Boston Properties and has been a director since June 23, 1997. Mr. Linde co-founded Boston Properties in 1970 after spending five years at Cabot, Cabot & Forbes, where he became Vice President and Senior Project Manager. Mr. Linde serves as a Vice Chairman of the Board of Trustees of the Boston Symphony Orchestra and a director of Jobs for Massachusetts. He is also a member of the Board of Directors of John Hancock Financial Services, Inc. Mr. Linde serves as second vice chair of the National Association of Real Estate Investment Trusts. Mr. Linde received a BS in Civil Engineering from MIT in 1962 and an MBA from Harvard Business School. His son, Douglas T. Linde, serves as our Senior Vice President, Chief Financial Officer and Treasurer. Mr. Linde is 61 years old.

David A. Twardock.    Mr. David A. Twardock is the President and Chief Executive Officer of Prudential Mortgage Capital Company, LLC, the real estate finance affiliate of Prudential Financial, Inc. Since 1982, Mr. Twardock has held numerous positions relating to real estate equity and debt with Prudential, including his position from 1996 to November 1998 as Senior Managing Director of Prudential Realty Group. Mr. Twardock is a member of the Urban Land Institute, International Council of Shopping Centers, the Economics Club of Chicago, and the Real Estate Roundtable where he is Vice Chairman of the Real Estate Capital Policy Advisory Committee. Mr. Twardock serves as a director of Prudential Mortgage Capital Holdings Corp. and its various subsidiaries, Prudential Asset Resources, Inc., and Prudential Realty Securities, Inc., and he is a member of the Board of Managers of Strategic Hotel Capital, LLC. He received a BS in Civil Engineering from the University of Illinois and an MBA in Finance and Behavioral Science from the University of Chicago. He is 45 years old.

Incumbent Class I Directors—Terms Expiring 2004

Mortimer B. Zuckerman.    Mr. Mortimer B. Zuckerman serves as Chairman of the Board of Directors of Boston Properties and has been a director since June 23, 1997. Mr. Zuckerman co-founded Boston Properties in 1970 after spending seven years at Cabot, Cabot & Forbes where he rose to the position of Senior Vice President and Chief Financial Officer. He is also Chairman and Editor-in-Chief of U.S. News & World Report and Chairman and Publisher of the New York Daily News. Mr. Zuckerman serves as a trustee for New York University, a trustee of Memorial Sloan-Kettering Cancer Institute and a member of the Council on Foreign Relations, the International Institute for Strategic Studies and the Washington Institute for Near East Studies. He serves on the Advisory Board of the Graduate School of Journalism at the University of California, Berkeley. He is currently serving as Chairman of the Conference of Presidents of Major American Jewish Organizations. He is a member of the J.P. Morgan National Advisory Board, and a member of the Board of Directors of Applied Graphics Technologies and the Center for Communications. He is also a former Associate Professor of City and Regional Planning at the Harvard Graduate School of Design, a former lecturer of City and Regional Planning at Yale University and a past president of the Board of Trustees of the Dana Farber Cancer Institute in Boston. Mr. Zuckerman is a graduate of McGill University in Montreal where he received an undergraduate degree in 1957 and a degree in law in 1961. He received an MBA with distinction from the Wharton School, University of Pennsylvania in 1961 and an LLM from Harvard University in 1962. He has also received three honorary degrees. Mr. Zuckerman was awarded the Commandeur De L’Ordre des Arts et des Lettres by the government of France. He is 65 years old.

Alan B. Landis.    Mr. Alan B. Landis has been a director since June 30, 1998. He also serves as the Chief Executive Officer of The Landis Group, a real estate development and management organization which was the developer of the Carnegie Center. Since 1967, Mr. Landis has held various positions with The Landis Group or its predecessors. He has served as the Co-Chairman and Trustee of the Foundation Fighting Blindness Celebrity Golf Classic since 1988 and has been appointed to the Advisory Board to Prevent Child Abuse. He was named a trustee to the Hun School at Princeton in 1988. Mr. Landis has been the recipient of several awards, including The Urban Land Institute Award for Excellence, The American and National Planning Association Awards, The American Institute of Architects Award for Precedent Setting Achievements in Land Use and Development, The American Society of Landscape Architects Environmental Enhancement Award, The National Association of Industrial Office Parks Impact Award/Developer of the Year Award, the MSM Community Development Award and the Israel Peace Medal. He received a BS in Accounting from New York University in 1965. Mr. Landis was appointed to the Board of Directors pursuant to a directorship agreement in connection with our acquisition of a portfolio of properties in New Jersey. We agreed that the Board of Directors will nominate Mr. Landis for re-election as a director at each annual meeting of stockholders in a year in which his term expired as long as Mr. Landis (together with parties related to him) continue to beneficially own at least one percent of the aggregate number of outstanding shares of common stock of Boston Properties and units of limited partnership interest in Boston Properties Limited Partnership. Additionally, Mr. Landis must comply with the policies of our Board of Directors and attend a certain number of the meetings of our Board of Directors. Mr. Landis’ brother, Mitchell S. Landis, serves as Senior Vice President and Manager of our Princeton office. Mr. Landis is 60 years old.

Richard E. Salomon.    Mr. Richard E. Salomon has been a director since November 12, 1998. He is President of Mecox Ventures, a private investment company. Mr. Salomon was President and Managing Director of the investment advisory firm, Spears, Benzak, Salomon & Farrell from 1982 until 2000. Mr. Salomon serves as Senior Advisor to Mr. David Rockefeller. He represented Rockefeller interests on the Executive Committee of Embarcadero Center from 1977 until 1998. In addition, he is Chairman of the Advisory Board of Blackstone Alternative Asset Management and a member of the Advisory Board of the Geoeconomic Center at The Council on Foreign Relations. He is a director of Strategic Hotel Capital. He is a trustee of the Museum of Modern Art, The New York Public Library, Rockefeller University and the Alfred P. Sloan Foundation. Mr. Salomon serves as the Chairman of the Investment Committee of Rockefeller University and is a member of the Investment Committee at The Council of Foreign Relations, The New York Public Library, the Museum of Modern Art and the Alfred P. Sloan Foundation. He received a BA from Yale University in 1964 and an MBA from Columbia University Graduate School of Business in 1967. He is 60 years old.

Incumbent Class II Directors—Terms Expiring 2005

Alan J. Patricof.    Mr. Alan J. Patricof has been a director since June 23, 1997. Mr. Patricof is Vice Chairman of the Board of Directors of Apax Partners, Inc. – formerly Patricof & Co. Ventures, the company he founded in 1969. He also serves as a director of ATX Communications, Inc., Johnny Rocket Group, Zinio Systems, Inc. and 7th OnLine Inc. In addition, he currently serves on The Board of Trustees of Columbia University Graduate School of Business, Continuum Health Partners, East Hampton Historical Society, the Drama School Board of Governors of the Actors Studio Division of New School University and Trickle Up Program. He is a member of the Council on Foreign Relations and the New York Administrative Committee of Fleet National Bank. Mr. Patricof received a BS in finance from Ohio State University and an MBA from Columbia University Graduate School of Business. He is 68 years old.

Martin Turchin.    Mr. Martin Turchin has been a director since June 23, 1997. Since 1985, Mr. Turchin has served as Vice-Chairman of Insignia/ESG, Inc., a subsidiary of Insignia Financial Group, one of the nation’s largest commercial real estate brokerage, consulting and management firms. Prior to joining Insignia/ESG, Inc., he spent 14 years with Kenneth E. Laub & Company, Inc. where he was involved in real estate acquisition, financing, leasing and consulting. Mr. Turchin has more than 30 years experience as a commercial real estate broker, consultant and advisor and has been involved in some of the largest real estate transactions in the United States. During his career, he has orchestrated more than 50 million square feet of real estate transactions. Mr. Turchin is a three time recipient of the Real Estate Board of New York’s “Most Ingenious Deal of the Year Award” and a two time recipient of the “Robert T. Lawrence Award.” Mr. Turchin holds a BS from City College of the University of New York and a JD from St. John’s Law School. He is 61 years old.

Executive Officers who are not Directors

Robert E. Burke.    Mr. Robert E. Burke serves as Executive Vice President, Chief Operating Officer, with responsibility for administrative policy and day-to-day control of our operations. Prior to his appointment in April 1998 to this position, he served for 12 years as Senior Vice President and Co-Manager of our Washington, D.C. office. He joined us in 1979 to open our Washington, D.C. area office, serving as General Manager in charge of operations of that office until 1998. Prior to 1979, Mr. Burke spent over seven years as General Manager of the John Fitzgerald Kennedy Library Corporation where he directed the development of the John Fitzgerald Kennedy Library and Museum. He has also held engineering and management positions with General Electric Company, SCM Corporation and Harvard University. He received dual degrees in 1960 when he earned a BS from Bates College and a Bachelor of Civil Engineering degree from Rensselaer Polytechnic Institute. He is 65 years old.

Raymond A. Ritchey.    Mr. Raymond A. Ritchey serves as Executive Vice President, National Director of Acquisitions and Development. Prior to his appointment in April 1998 to this position, he served as Senior Vice President and Co-Manager of our Washington, D.C. office. In his current position, Mr. Ritchey is responsible for all business development, leasing and marketing as well as new opportunity origination in the Washington, D.C. area. He also directly oversees similar activities on a national basis. Mr. Ritchey joined us in 1980, leading our expansion to become one of the dominant real estate firms in the Washington, D.C. metropolitan area. For four years prior to joining us, Mr. Ritchey was one of the leading commercial real estate brokers in the Washington, D.C. area with Coldwell Banker. He is a 1972 graduate of the U.S. Naval Academy and a 1973 graduate of the U.S. Naval Post Graduate School in Monterey, California. He is 52 years old.

Douglas T. Linde.    Mr. Douglas T. Linde serves as Senior Vice President, Chief Financial Officer and Treasurer. He previously served as Senior Vice President for Financial and Capital Markets. Mr. Linde oversees the accounting, control and financial management departments and is also responsible for capital raising, financial strategy, planning and acquisitions. In addition, Mr. Linde has played a key role in our acquisition program, including the purchase and financing of the Prudential Center in Boston, the Embarcadero Center in San Francisco, the Carnegie Center Portfolio in Princeton, New Jersey, the Times Square development in New York City, 111 Huntington Avenue, Boston, Massachusetts and most recently 399 Park Avenue in New York City. He joined Boston Properties in January 1997 as Vice President of Acquisitions and New Business to help identify and execute acquisitions and to develop new business opportunities. Prior to joining Boston Properties, Mr. Linde served from 1993 to 1997 as President of Capstone Investments, a Boston real estate investment company. From 1989 to 1993, he served as Project Manager and Assistant to the Chief Financial Officer of Wright Runstad and Company, a private real estate developer in Seattle, WA. He began his career in the real estate industry with Salomon Brothers’ Real Estate Finance Group. Mr. Linde received a BA from Wesleyan University in 1985 and an MBA from Harvard Business School in 1989. Mr. Linde is on the Board of Overseers for the Beth Israel Deaconess Medical Center and serves on the Finance Committee and is a director of the Boston Municipal Research Bureau. Mr. Linde’s father, Edward H. Linde, serves as our President, Chief Executive Officer and a director. Mr. Linde is 39 years old.

Bryan J. Koop.    Mr. Bryan J. Koop serves as Senior Vice President and Manager of our Boston office. Mr. Koop is responsible for overseeing the operation of our existing regional portfolio in the Boston area, which includes the Prudential Center and Cambridge Center. He is also responsible for developing new business opportunities in the area. Prior to joining us in 1999, Mr. Koop served at Trammell Crow Company from 1982 to 1999 where his career covered high rise office building leasing and the development of commercial office buildings and shopping centers. From 1993 to 1999 his position was Managing Director and Regional Leader for Trammell Crow Company’s New England region, which included all commercial office and shopping center operations. Mr. Koop is a member of the Board of Directors for the Massachusetts Chapter of NAIOP (National Association of Industrial and Office Parks). Mr. Koop received a BBA in 1980 and an MBA in 1982 from Texas Christian University. He is 44 years old.

Mitchell S. Landis.    Mr. Mitchell S. Landis serves as Senior Vice President and Manager of our Princeton office. Prior to his appointment in February 2001 to this position, he served as Vice President and Manager of our Princeton office. He is responsible for overseeing development, leasing and management for the Carnegie Center and Tower Center assets and for the pursuit of new business opportunities in the region. Mr. Landis joined Boston Properties in June 1998 when the assets of The Landis Group, for whom he was Chief Operating Officer, were acquired. For 19 years prior to that, he owned and operated Landis Food Services, a restaurant franchiser and owner in the Northeast United States and Canada. Mr. Landis received a BS degree in Economics from New York University in 1973 and completed coursework toward a masters degree in Economics in 1975. Mr. Landis’ brother, Alan B. Landis, serves as a member of our Board of Directors. Mr. Landis is 52 years old.

E. Mitchell Norville.    Mr. E. Mitchell Norville serves as Senior Vice President and Manager of our Washington, D.C. office. He is in charge of all development activities as well as being responsible for all administrative, project, construction and property management activities for our Washington D.C. office, with a staff of approximately 200 people. From 1994 to 1998, he served as Senior Vice President and Senior Project Manager of our Washington, D.C. office, with responsibilities for various project developments. Mr. Norville has been directly responsible for over four million square feet of new development and renovation projects. He received a BS in Mechanical Engineering from Clemson University in 1980 and an MBA from the University of Virginia in 1984. He is 44 years old.

Robert E. Pester.    Mr. Robert E. Pester serves as Senior Vice President and Manager of our San Francisco office, with responsibility for all of our activities on the West Coast. Mr. Pester is responsible for overseeing existing operations at the Embarcadero Center and the Gateway Center in South San Francisco and developing new business opportunities in the area. Prior to joining us in 1998, he served as Executive Vice President and Chief Investment Officer of Bedford Property Investors, a real estate investment trust in Lafayette, CA, where he led the acquisitions and development program. Prior to 1994, he was President of Bedford Property Development, a private West Coast development concern that held more than $2 billion in real estate assets. From 1980 to 1989, he was a leading commercial real estate broker with Cushman & Wakefield in northern California, where he last served as Vice President. He is a 1979 graduate of the University of California at Santa Barbara with a BA in economics and political science. He is 46 years old.

Robert E. Selsam.    Mr. Robert E. Selsam serves as Senior Vice President and Manager of our New York office. He oversees all aspects of our New York activities, including development, acquisitions, leasing and building operations. He joined us as a Vice President in 1984, prior to which he was Director of Planning for the Metropolitan Transportation Authority of the State of New York. Mr. Selsam is a member of the Board of Governors of the Real Estate Board of New York and is a board member of the New York Building Congress. He is also Executive Vice President and past Co-Chairman of the Associated Builders and Owners of Greater New York, a trustee of Phipps Houses, President of the Salvadori Center and a member of the Advisory Board of Goldman Family Enterprises. He received a BA from the University of Pennsylvania in 1968 and an MS in Urban Planning from the Columbia University School of Architecture in 1970. He is 56 years old.

The Board of Directors and Its Committees

Board of Directors.    Boston Properties is currently managed by a seven member Board of Directors. If the nominees are elected at the annual meeting, Boston Properties will be managed by a nine member Board of Directors, a majority of whom will be independent of our management. Our Board of Directors is divided into three classes, and the members of each class of directors serve for staggered three-year terms. Following the election of the nominees at the annual meeting, our Board of Directors will be composed of three Class I directors (Messrs. Zuckerman, Landis and Salomon), three Class II directors (Messrs. Bacow, Patricof and Turchin) and three Class III directors (Messrs. Daley, E. Linde and Twardock). The terms of the Class I, Class II and Class III directors will expire upon the election and qualification of directors at the annual meetings of stockholders held in 2004, 2005 and 2006, respectively. At each annual meeting of stockholders, directors will be re-elected or elected for a full term of three years to succeed those directors whose terms are expiring.

Our Board of Directors met eight times in 2002. Each of the current directors attended at least 75% of the aggregate of (i) the total number of meetings of our Board of Directors and (ii) the total number of meetings of all committees of our Board of Directors on which the director served. Our Board of Directors periodically holds meetings without the Chairman of the Board and the President and Chief Executive Officer present.

Audit Committee.    Our Board of Directors has established an Audit Committee currently consisting of Messrs. Patricof (Chairman), Salomon and Seidenberg. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the scope and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees, and reviews the adequacy of our internal accounting controls. Each member of the audit committee is “independent” as that term is defined in the rules of the SEC and the applicable listing standards of the New York Stock Exchange. The Audit Committee met five times during 2002.

Compensation Committee.    Our Board of Directors has established a Compensation Committee currently consisting of Messrs. Seidenberg (Chairman), Patricof and Salomon, all of whom are independent members of our Board of Directors. The Compensation Committee exercises all powers of our Board of Directors in connection with compensation matters, including incentive compensation and benefit plans. The Compensation Committee also has authority to grant awards under the 1997 Stock Option and Incentive Plan, as amended (the “1997 Stock Plan”). The Compensation Committee met three times during 2002.

Interim Nominating Committee.    Our Board of Directors has established an Interim Nominating Committee, currently consisting of Messrs. Salomon (Chairman), Patricof and Seidenberg, all of whom are independent members of our Board of Directors. The Interim Nominating Committee reviews and recommends to our Board of Directors nominees for election as directors. The Interim Nominating Committee considers factors such as the independence and qualifications of a candidate and the current size and composition of our Board of Directors. It is currently expected that during 2003, the Interim Nominating Committee will complete its mandate from the Board, at which time a permanent Nominating and Corporate Governance Committee is expected to be established by our Board of Directors. The Interim Nominating Committee was created in November 2002 and did not hold its first official meeting until 2003.

Our Board of Directors has also established (1) a Special Transactions Committee, the members of which currently are Messrs. Zuckerman and E. Linde, which may approve acquisitions, dispositions, financings and refinancings below $25 million and may approve refinancings over $25 million if the existing debt is increasing by less than $25 million, and (2) a Significant Transactions Committee, the members of which currently are Messrs. Zuckerman, E. Linde and Turchin, which may approve acquisitions, dispositions, financings and refinancings equal to $25 million or greater but less than $200 million and may approve refinancings over $200 million if the existing debt is increasing by less than $200 million. The Special Transactions Committee did not meet but took action by written consent three times in 2002. The Significant Transactions Committee did not meet but took action by written consent two times in 2002.

Our Board of Directors may from time to time establish other special or standing committees to facilitate the management of Boston Properties or to discharge specific duties delegated to the committee by the full Board of Directors.

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

Our Board of Directors, upon the recommendation of the Audit Committee, has selected the accounting firm of PricewaterhouseCoopers LLP to serve as independent accountants of Boston Properties for the fiscal year ending December 31, 2003. PricewaterhouseCoopers LLP has served as our independent accountants since our initial public offering of common stock in June 1997 and is considered by management of Boston Properties to be well qualified. We have been advised by that firm that neither it nor any member thereof has any financial interest, direct or indirect, in Boston Properties or any of its subsidiaries in any capacity. A representative of PricewaterhouseCoopers LLP will be present at the annual meeting, will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Although Boston Properties is not required to submit the ratification and approval of the selection of our independent accountants to a vote of stockholders, our Board of Directors believes that it is sound policy to do so. In the event that the vote of the majority of shares present and entitled to vote on the proposal are against the selection of PricewaterhouseCoopers LLP, the directors will consider the vote and the reasons therefore in future decisions on the selection of independent accountants.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.

PRINCIPAL AND MANAGEMENT STOCKHOLDERS

The following table shows the amount of common stock of Boston Properties, Inc. and units of partnership interest in Boston Properties Limited Partnership (the “Operating Partnership”) beneficially owned as of February 1, 2003 by:

•	each director and nominee for director;

•	the Chairman of the Board, the President and Chief Executive Officer and the three most highly compensated executive officers of Boston Properties each of whose compensation exceeded $100,000 during the fiscal year ended December 31, 2002 (the “named executive officers”);

•	all directors, nominees for director and executive officers of Boston Properties as a group; and

•	each person known by Boston Properties to hold more than 5% of our outstanding common stock.

On February 1, 2003, there were 95,865,559.63 shares of our common stock outstanding, 20,474,240 common units of limited partnership interests in the Operating Partnership (“common units”) outstanding, each of which is redeemable for one share of Boston Properties’ common stock (if Boston Properties elects to issue common stock rather than pay cash upon such redemption), 2,376,853 Series One preferred units of limited partnership interests in the Operating Partnership outstanding, each of which is currently convertible into 0.88889 common units (or a total of 2,112,680.60 common units) and 5,400,661.53 Series Two preferred units of limited partnership interests in the Operating Partnership, each of which is currently convertible into approximately 1.312336 common units (or a total of 7,087,482.55 common units). The number of common shares “beneficially owned” by each stockholder is determined under rules issued by the SEC regarding the beneficial ownership of securities. This information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership of common stock includes (i) any shares as to which the individual or entity has sole or shared voting power or investment power and (ii) any shares which could be purchased by the exercise of options at or within 60 days of February 1, 2003. Boston Properties has opted to include in this proxy statement the beneficial ownership of common units, Series One preferred units and Series Two preferred units even though ownership of such units does not constitute beneficial ownership of common stock under Rule 13d-3, because pursuant to section 8.6 of the limited partnership agreement of the Operating Partnership, the holder of the common units, Series One preferred units and Series Two preferred units does not have the right to require Boston Properties to exchange the common units, Series One preferred units or Series Two preferred units for shares of common stock.

Name and Business Address Of Beneficial Owner*	Number of Shares and Units Beneficially Owned	Percentage of All Common Stock and Units (1)	Percent of All Common Stock(2)
Directors, Nominess for Director and Executive Officers

Mortimer B. Zuckerman(3)	9,540,205.00	7.50%	9.19%
Lawrence S. Bacow	—	—	—
William M. Daley	—	—	—
Alan B. Landis(4)	1,573,762.38	1.25	1.62
Edward H. Linde(5)	12,037,629.00	9.40	11.46
Alan J. Patricof(6)	32,500.00	**	**
Richard E. Salomon(7)	191,559.23	**	**
Ivan G. Seidenberg(8)	28,000.00	**	**
Martin Turchin(9)	33,500.00	**	**
David A. Twardock	—	—	—
Robert E. Burke(10)	890,406.00	**	**
Raymond A. Ritchey(11)	1,044,286.00	**	**
Douglas T. Linde(12)	443,801.75	**	**

5 % Holders

David Rockefeller(13)	5,659,179.00	4.51%	5.90%
Morgan Stanley(14)	4,887,329.00	3.89%	5.10%
Cohen & Steers Capital Management, Inc.(15)	7,521,460.00	5.99%	7.85%
Deutsche Bank AG(16)	5,041,663.00	4.02%	5.26%

All directors and executive officers as group (18 persons)	27,060,186.08	20.49%	22.89%

*	Unless otherwise indicated, the address is c/o Boston Properties, Inc., 111 Huntington Avenue, Suite 300, Boston, Massachusetts 02199-7610.
**	Less than 1%
(1)	Assumes that all common units, Series One preferred units (on an as converted basis) and Series Two preferred units (on an as converted basis) held by the person are presented (after conversion, if applicable) to Boston Properties for redemption and acquired by Boston Properties for shares of common stock, and that all of their exercisable options or options which become exercisable within 60 days of February 1, 2003 to acquire shares of common stock are exercised. The total number of shares used in calculating this percentage assumes that all of the common units, Series One preferred units (on an as converted basis) and Series Two preferred units (on an as converted basis) outstanding held by all persons other than Boston Properties are presented (after conversion, if applicable) to Boston Properties for redemption and acquired by Boston Properties for shares of common stock and assumes that only exercisable options or options which become exercisable within 60 days of February 1, 2003 held by such person to acquire shares of common stock are exercised.
(2)	Assumes that all the common units, Series One preferred units (on an as converted basis) and Series Two preferred units (on an as converted basis) held by the person are presented (after conversion, if applicable) to Boston Properties for redemption and acquired by Boston Properties for shares of common stock and that all of their exercisable options or options which become exercisable within 60 days of February 1, 2003 to acquire shares of common stock are exercised. The total number of shares of common stock outstanding used in calculating the percentage assumes that none of the common units, Series One preferred units (on an as converted basis) and Series Two preferred units (on an as converted basis) held by other persons are presented (after conversion, if applicable) to Boston Properties for redemption and acquired by Boston Properties for shares of common stock and assumes that only the exercisable options or options which become exercisable within 60 days of February 1, 2003 held by the person to acquire shares of common stock are exercised.
(3)	Includes 1,611,770 shares of common stock held directly, 6,215,294 common units held directly and 46,474 common units held by limited partnerships. Also includes 1,133,334 currently exercisable stock options and 533,333 shares of common stock issuable upon the exercise of stock options that will become exercisable within 60 days of February 1, 2003. Excludes 1,806,842 shares of common stock held by The MBZ Charitable Remainder Unitrust, of which Mr. Zuckerman is the grantor, and 1,405,392 common units held by The MBZ 1996 Trust, of which Mr. Zuckerman is the grantor.
(4)	Includes 278,962 Series One preferred units held directly, 1,187,244 Series One preferred units held by a partnership of which Mr. Landis is the general partner, various corporations of which Mr. Landis is the sole stockholder, and various family trusts and 22,500 currently exercisable stock options. Also includes 278,962 Series One preferred units held by Mr. Landis’ wife. Mr. Landis is deemed to own directly or indirectly an aggregate of 1,551,262.38 common units into which all Series One preferred units so held are convertible. Mr. Landis disclaims beneficial ownership of the Series One preferred units held by his wife. Excludes 4,861.86 deferred stock units which were awarded under the 1997 Stock Plan to non-employee directors who elected to receive such awards in lieu of director compensation fees and are to be settled in shares of common stock upon the holders’ retirement from our Board of Directors.
(5)	Includes 1,070,171 shares of common stock held directly, 29,000 shares of common stock held through a trust, 3,929,657 common units held directly, 1,763,426 common units held through trusts, 46,474 common units held by limited partnerships, 1,453,334 currently exercisable stock options and 533,333 shares of common stock issuable upon the exercise of stock options that will become exercisable within 60 days of February 1, 2003. Also includes 1,806,842 shares of common stock held by The MBZ Charitable Remainder Unitrust, of which Mr. Linde serves as sole trustee, and 1,405,392 common units held by The MBZ 1996 Trust, of which Mr. Linde serves as sole trustee.
(6)	Includes 5,000 shares of common stock and 27,500 currently exercisable stock options. Excludes 6,605.53 deferred stock units which were awarded under the 1997 Stock Plan to non-employee directors who elected to receive such awards in lieu of director compensation fees and are to be settled in shares of common stock upon the holders’ retirement from our Board of Directors.

(7)	Includes 83,728.43 Series Two preferred units held directly and 45,094.70 Series Two preferred units held by trusts and an estate of which Mr. Salomon is a co-executor. Mr. Salomon is deemed to own directly or indirectly an aggregate of 169,059.23 common units into which all Series Two preferred units so held are convertible. Also includes 22,500 currently exercisable stock options, but excludes 4,824.18 deferred stock units which were awarded under the 1997 Stock Plan to non-employee directors who elected to receive such awards in lieu of director compensation fees and are to be settled in shares of common stock upon the holders’ retirement from our Board of Directors.
(8)	Includes 500 shares of common stock and 27,500 currently exercisable stock options. Excludes 6,453.90 deferred stock units which were awarded under the 1997 Stock Plan to non-employee directors who elected to receive such awards in lieu of director compensation fees and are to be settled in shares of common stock upon the holders’ retirement from our Board of Directors.
(9)	Includes 5,500 shares of common stock held directly, 500 shares of common stock held through a trust and 27,500 currently exercisable stock options. Excludes 5,929.56 deferred stock units which were awarded under the 1997 Stock Plan to non-employee directors who elected to receive such awards in lieu of director compensation fees and are to be settled in shares of common stock upon the holders’ retirement from our Board of Directors.
(10)	Includes 248,244 common units held directly, 37,547 common units held by a limited liability company of which Mr. Burke is the managing member, 379 common units held by Mr. Burke’s wife and 585,000 currently exercisable stock options. Also includes awards granted under the 1997 Stock Plan of 8,523 shares of restricted stock granted on January 24, 2003, 3,571 shares of restricted stock granted on January 17, 2002, 3,571 shares of restricted stock granted on January 18, 2001 and 3,571 shares of restricted stock granted on January 24, 2000 all of which are held through a trust and pursuant to the 1997 Stock Plan became fully vested upon Mr. Burke turning 65 years old on November 3, 2002. Mr. Burke disclaims beneficial ownership of the common units held by his wife.
(11)	Includes 250,570 common units held directly, 35,244 common units held by a limited liability company of which Mr. Ritchey is the managing member, 356 common units held by Mr. Ritchey’s wife and 725,000 currently exercisable stock options. Also includes awards of 17,045 shares of restricted stock granted on January 24, 2003, 5,357 shares of restricted stock granted on January 17, 2002, 5,357 shares of restricted stock granted on January 18, 2001 and 5,357 shares of restricted stock granted on January 24, 2000, all under the 1997 Stock Plan, of which 6,426 are vested. The January 24, 2003 award vests over five years with no shares vesting in the first two years following the date of grant, 25% vesting on February 1, 2006, 35% vesting on February 1, 2007 and 40% vesting on February 1, 2008. Each of the other awards vest in five equal annual installments on each of the first, second, third, fourth and fifth anniversary of the award date. Mr. Ritchey disclaims beneficial ownership of the common units held by his wife.
(12)	Includes 711.7471 shares of common stock held directly, 3,500 shares of common stock held through family trusts, 56,830 common units held directly and 353,750 currently exercisable stock options. Also includes awards of 17,045 shares of restricted stock granted on January 24, 2003, 5,357 shares of restricted stock granted on January 17, 2002, 3,929 shares of restricted stock granted on January 18, 2001 and 2,679 shares of restricted stock granted on January 24, 2000, all under the 1997 Stock Plan, of which 4,251 are vested. The January 24, 2003 award vests over five years with no shares vesting in the first two years following the date of grant, 25% vesting on February 1, 2006, 35% vesting on February 1, 2007 and 40% vesting on February 1, 2008. Each of the other awards vest in five equal annual installments on each of the first, second, third, fourth and fifth anniversary of the award date. Mr. Linde disclaims beneficial ownership of the shares of common stock held by his wife.
(13)	Information regarding Mr. David Rockefeller is based solely on a Schedule 13G filed by Mr. Rockefeller with the SEC on November 22, 2002. Includes 3,197,771.49 Series Two preferred units held directly and 1,114,523.27 Series Two preferred units held by entities controlled by Mr. Rockefeller. Mr. Rockefeller is deemed to own directly or indirectly an aggregate of 5,659,179 common units into which all Series Two preferred units so held are convertible. Mr. Rockefeller’s address is 30 Rockefeller Plaza, Room 5600, New York, New York 10112.

(14)	Information regarding Morgan Stanley is based solely on a Schedule 13G filed by Morgan Stanley with the SEC on February 13, 2003. Morgan Stanley’s address is 1585 Broadway, New York, New York 10036.
(15)	Information regarding Cohen & Steers Capital Management, Inc. (“CSCM”) is based solely on a Schedule 13G filed by CSCM with the SEC on February 14, 2003. CSCM’s address is 757 Third Avenue, New York, New York 10017.
(16)	Information regarding Deutsche Bank AG is based solely on a Schedule 13G filed by Deutsche Bank AG with the SEC on February 6, 2003. Deutsche Bank AG’s address is Taunusanlage 12, D-60325, Franfurt am Main, Federal Republic of Germany.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Director Compensation

Directors of Boston Properties who are also employees receive no additional compensation for their services as directors. During 2002, Boston Properties paid its non-employee directors a quarterly director fee of $7,500 for their services. In addition, non-employee directors received: (i) a fee of $1,000 for each Board of Directors meeting attended, (ii) an additional fee of $1,000 for each committee meeting attended, whether or not the committee meeting was held on the day of a meeting of our Board of Directors and (iii) a fee of $1,000 for each telephonic meeting attended. The chairman of each committee received a fee of $2,000 per committee meeting attended, whether or not the committee meeting was held on the day of a meeting of our Board of Directors. Effective January 16, 2003, the quarterly director fee was increased to $12,500 and for the chairman of the audit committee only, the additional fee paid was increased to $3,000 per audit committee meeting attended. Each non-employee director has made an election, in accordance with the 1997 Stock Plan and approved by the Board of Directors, to receive in lieu of cash fees deferred stock units to be settled in shares of common stock upon the person’s retirement from our Board of Directors. Non-employee directors also are reimbursed for reasonable expenses incurred to attend Board of Directors and committee meetings.

Prior to March 4, 2003, the 1997 Stock Plan provided that each new non-employee director was to receive, upon initial election to our Board of Directors, a non-qualified option to purchase 10,000 shares of common stock. In addition, the 1997 Stock Plan provided that each non-employee director, on the 5th business day after each annual meeting of stockholders, was to receive a non-qualified option to purchase 5,000 shares of common stock. Pursuant to these provisions, on May 8, 2002, Messrs. Landis, Patricof, Salomon, Seidenberg and Turchin each received a non-qualified option to purchase 5,000 shares of common stock. All such options become exercisable over the two-year period following the date of grant. On March 4, 2003, the Board of Directors, consistent with the decision to discontinue granting stock options to employees under the 1997 Stock Plan and in conjunction with the approval of the Long Term Incentive Plan (LTIP) described under the Compensation Committee Report on Executive Compensation in this proxy statement, amended the 1997 Stock Plan to eliminate the automatic option grants to non-employee directors. As a replacement for option grants, the Board of Directors adopted a formal policy regarding automatic grants to non-employee directors of restricted stock or, at each director’s election, LTIP units, so that the compensation of non-employee directors will continue to be determined by a formula and not be subject to the Board’s discretion on a year by year basis. Under this policy, from and after March 4, 2003, we will grant each new non-employee director, upon his or her initial election to our Board of Directors, a number of shares of restricted stock (or at his or her election LTIP units) valued at $35,000. In addition, we will grant each non-employee director, on the 5th business day after each annual meeting of stockholders, a number of shares of restricted stock (or at his or her election LTIP units) valued at $17,500. The actual number of shares of restricted stock or LTIP units that we will grant will be determined by dividing the fixed value of the grant by the closing price of our common stock on the New York Stock Exchange on the grant date. As with restricted stock awarded to employees, the shares of restricted stock or LTIP units granted to non-employee directors will vest over five years, with no shares or LTIP units vesting on the first and second anniversary of the grant date, 25% vesting on the third anniversary of the grant date, 35% vesting on the fourth anniversary of the grant date, and 40% vesting on the fifth anniversary of the grant date. To establish the annual value of the shares of restricted stock or LTIP units to be granted to non-employee directors under the new formula, the Compensation Committee used the estimated value of the option grants under the old formula, determined on the basis of a Black-Scholes formula. These changes do not require stockholder approval because all non-employee directors were already eligible for any award contemplated by the 1997 Stock Plan.

Executive Compensation

Summary Compensation Table.    The following table sets forth the compensation paid for 2000, 2001 and 2002 to the Chairman of the Board, the President and Chief Executive Officer and each of the three other named executive officers.

Summary Compensation Table

		Annual Compensation		Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)	Securities Underlying Options (#)		Restricted Stock Awards ($)(4)		All Other Compensation ($) (14)
Mortimer B. Zuckerman	2002	$500,000	$1,000,000	—		—		$12,376	(15)
Chairman	2001	500,000	—	—		—		10,344	(15)
	2000	500,000	500,000	1,000,000	(1)	—		144	(15)

Edward H. Linde	2002	$500,000	$1,000,000	—		—		$376	(16)
President and Chief Executive Officer	2001	500,000	—	—		—		144	(16)
	2000	500,000	500,000	1,000,000	(1)	—		144	(16)

Robert E. Burke	2002	$385,000	$300,000	—		$300,009	(5)	$12,376
Executive Vice President and Chief	2001	383,333	211,750	75,000	(2)	134,627	(6)	10,344
Operating Officer	2000	363,750	325,000	75,000	(3)	145,518	(7)	10,344

Raymond A. Ritchey	2002	$400,000	$400,000	—		$599,984	(8)	$12,376
Executive Vice President	2001	397,083	220,000	112,500	(2)	201,959	(9)	10,344
	2000	363,750	365,000	112,500	(3)	218,298	(10)	10,344

Douglas T. Linde	2002	$300,000	$375,000	—		$599,984	(11)	$12,376
Senior Vice President, Chief Financial	2001	295,000	210,000	112,500	(2)	201,959	(12)	10,344
Officer and Treasurer	2000	239,167	300,000	82,500	(3)	160,107	(13)	10,344

(1)	This long-term incentive award was granted under the 1997 Stock Plan by the Compensation Committee of our Board of Directors and was intended to cover a three-year period in recognition of Mr. Zuckerman’s and Mr. E. Linde’s contribution to the performance of Boston Properties. One-third of these options vest on each of the first, second and third anniversary of the date of grant. The date of grant was February 2, 2001, and the exercise price is $42.12 per share, the fair market value of a share of common stock on the date of grant calculated using the closing market price of Boston Properties’ common stock on that date as reported on the New York Stock Exchange.
(2)	These options were granted under the 1997 Stock Plan by the Compensation Committee of our Board of Directors in recognition of services during fiscal year 2001. One-third of these options vest on each of the first, second and third anniversary of the date of grant, or upon the recipient turning 65 years old. The date of grant was January 17, 2002 and the exercise price is $37.70 per share, the fair market value of a share of common stock on the date of grant calculated using the closing market price of Boston Properties’ common stock on that date as reported on the New York Stock Exchange.
(3)	These options were granted under the 1997 Stock Plan by the Compensation Committee of our Board of Directors in recognition of services during fiscal year 2000. One-third of these options vest on each of the first, second and third anniversary of the date of grant, or upon the recipient turning 65 years old. The date of grant was January 18, 2001, and the exercise price is $40.75 per share, the fair market value of a share of common stock on the date of grant calculated using the closing market price of Boston Properties’ common stock on that date as reported on the New York Stock Exchange.

(4)	Restricted stock is awarded under the 1997 Stock Plan by the Compensation Committee of our Board of Directors. Restricted stock awards are reflected based on the fair market value of the shares of common stock awarded on the date of grant calculated using the closing market price of Boston Properties’ common stock on that date as reported on the New York Stock Exchange. Dividends are payable on the restricted stock to the same extent and on the same date as dividends are paid on Boston Properties’ common stock.
(5)	Mr. Burke received an award of 8,523 shares of restricted stock under the 1997 Stock Plan. The date of grant was January 24, 2003 and the fair market value of a share of common stock on the date of grant was $35.20. This grant was fully vested on the date of grant due to Mr. Burke being over the age of 65 on the date of grant. The value of the restricted stock as of December 31, 2002 was $314,158 based on the closing market price as reported on the New York Stock Exchange on December 31, 2002 of $36.86.
(6)	Mr. Burke received an award of 3,571 shares of restricted stock under the 1997 Stock Plan. The date of grant was January 17, 2002 and the fair market value of a share of common stock on the date of grant was $37.70. One-fifth of these shares were to vest on each of the first, second, third, fourth, and fifth anniversary of the award date, however, pursuant to the 1997 Stock Plan, the shares of restricted stock became fully vested upon Mr. Burke turning 65 years old on November 3, 2002. The value of the restricted stock as of December 31, 2001 was $135,698 based on the closing market price as reported on the New York Stock Exchange on December 31, 2001 of $38.00.
(7)	Mr. Burke received an award of 3,571 shares of restricted stock under the 1997 Stock Plan. The date of grant was January 18, 2001 and the fair market value of a share of common stock on the date of grant was $40.75. One-fifth of these shares were to vest on each of the first, second, third, fourth and fifth anniversary of the award date, however, the shares of restricted stock became fully vested upon Mr. Burke turning 65 years old on November 3, 2002. The value of the restricted stock as of December 29, 2000 was $155,338.50 based on the closing market price as reported on the New York Stock Exchange on December 29, 2000 of $43.50.
(8)	Mr. Ritchey received an award of 17,045 shares of restricted stock under the 1997 Stock Plan. The date of grant was January 24, 2003 and the fair market value of a share of common stock on the date of grant was $35.20. These shares of restricted stock vest over five years with no shares vesting in the first two years following the date of grant, 25% vesting on February 1, 2006, 35% vesting on February 1, 2007 and 40% vesting on February 1, 2008. The value of the restricted stock as of December 31, 2002 was $628,278.70 based on the closing market price as reported on the New York Stock Exchange on December 31, 2002 of $36.86. In connection with the adoption of a Long Term Incentive Plan (LTIP) described under the Compensation Committee Report on Executive Compensation in this proxy statement, Mr. Ritchey will be given an opportunity to tender back to Boston Properties these unvested restricted shares in exchange for a grant of an equal number of unvested LTIP units. See “Compensation Committee Report on Executive Compensation.”
(9)	Mr. Ritchey received an award of 5,357 shares of restricted stock under the 1997 Stock Plan. The date of grant was January 17, 2002 and the fair market value of a share of common stock on the date of grant was $37.70. One-fifth of these shares vest on each of the first, second, third, fourth, and fifth anniversary of the award date. The value of the restricted stock as of December 31, 2001 was $203,566 based on the closing market price as reported on the New York Stock Exchange on December 31, 2001 of $38.00.
(10)	Mr. Ritchey received an award of 5,357 shares of restricted stock under the 1997 Stock Plan. The date of grant was January 18, 2001 and the fair market value of a share of common stock on the date of grant was $40.75. One-fifth of these shares vest on each of the first, second, third, fourth and fifth anniversary of the award date. The value of the restricted stock as of December 29, 2000 was $233,029.50 based on the closing market price as reported on the New York Stock Exchange on December 29, 2000 of $43.50.
(11)

Mr. Douglas T. Linde received an award of 17,045 shares of restricted stock under the 1997 Stock Plan. The date of grant was January 24, 2003 and the fair market value of a share of common stock on the date of grant was $35.20. These shares of restricted stock vest over five years with no shares vesting in the first two years following the date of grant, 25% vesting on February 1, 2006, 35% vesting on February 1, 2007 and 40% vesting on February 1, 2008. The value of the restricted stock as of December 31, 2002 was $628,278.70 based on the closing market price as reported on the New York Stock Exchange on December 31, 2002 of $36.86. In connection with the adoption of a Long Term Incentive Plan (LTIP) described under the Compensation Committee Report on Executive Compensation in this proxy statement, Mr. D. Linde will be given an opportunity to tender back to Boston Properties these unvested restricted shares in exchange for a grant of an equal number of unvested LTIP units. See “Compensation Committee Report on Executive Compensation.”

(12)	Mr. Douglas T. Linde received an award of 5,357 shares of restricted stock under the 1997 Stock Plan. The date of grant was January 17, 2002 and the fair market value of a share of common stock on the date of grant was $37.70. One-fifth of these shares vest on each of the first, second, third, fourth, and fifth anniversary of the award date. The value of the restricted stock as of December 31, 2001 was $203,566 based on the closing market price as reported on the New York Stock Exchange on December 31, 2001 of $38.00.
(13)	Mr. Douglas T. Linde received an award of 3,929 shares of restricted stock under the 1997 Stock Plan. The date of grant was January 18, 2001 and the fair market value of a share of common stock on the date of grant was $40.75. One-fifth of these shares vest on each of the first, second, third, fourth, and fifth anniversary of the award date. The value of the restricted stock as of December 29, 2000 was $170,911.50 based on the closing market price as reported on the New York Stock Exchange on December 29, 2000 of $43.50.
(14)	Includes Boston Properties’ matching contribution under its 401(k) plan (up to $12,000 per individual in 2002 and $10,200 per individual in 2001 and 2000, respectively), and the cost of term life insurance (approximately $376 per individual in 2002 and approximately $144 and $144 per individual in 2001 and 2000, respectively). No named executive officer received personal benefits or perquisites in excess of the lesser of $50,000 or 10% of his aggregate salary and bonus.
(15)	Excludes the cost of certain administrative personnel and related services made available to Mr. Zuckerman in the ordinary course of business in connection with his duties as Chairman of the Board. Only a portion of such costs are borne by Boston Properties and the balance is shared by Mr. Zuckerman’s other employers, including U.S. News & World Report and the New York Daily News.
(16)	Excludes the value of certain administrative services provided to Mr. E. Linde in the ordinary course of business in connection with his employment as President and Chief Executive Officer of Boston Properties.

Option Grants for Fiscal Year 2002

We did not grant any options for fiscal year 2002 (see “Compensation Committee Report on Executive Compensation—Equity-Based Incentive Compensation” in this proxy statement).

Aggregated Option Exercises in the Last Fiscal Year

and Fiscal Year-End Option Values

The following table sets forth the aggregated number of options to purchase shares of Boston Properties’ common stock exercised by the Chairman of the Board, the Chief Executive Officer and each of the three other named executive officers in 2002 and the number of shares of common stock covered by the stock options held by each of these officers as of December 31, 2002. The value of unexercised in-the-money options is based on the closing price of a share of common stock, as reported on the New York Stock Exchange, on December 31, 2002 of $36.86, minus the exercise price, multiplied by the number of shares underlying the options. An option is “in-the-money” if the fair market value of the shares of common stock underlying the option exceeds the option exercise price.

			Number of Securities Underlying Unexercised Options at Year-End(#)			Value of Unexercised in-the-Money Options at Year-End($)
Name and Principal Position	Shares Acquired on Exercise(#)	Value Realized($)	Exercisable		Unexercisable	Exercisable	Unexercisable
Mortimer B. Zuckerman Chairman	—	—	1,453,334	(1)	866,666	$5,783,200.00	$497,000.00
Edward H. Linde President and Chief Executive Officer	—	—	1,453,334		866,666	5,783,200.00	497,000.00
Robert E. Burke Executive Vice President and Chief Operating Officer	—	—	585,000		0	2,976,287.50	0.00
Raymond A. Ritchey Executive Vice President	—	—	612,500		225,000	3,749,187.50	240,843.75
Douglas T. Linde Senior Vice President, Chief Financial Officer and Treasurer	—	—	270,000		186,250	1,565,268.75	120,421.88

(1)	Includes 320,000 stock options exercised by Mr. Zuckerman on January 31, 2003. Mr. Zuckerman still retains beneficial ownership of the common stock of Boston Properties acquired upon the exercise of such options.

EMPLOYMENT AND NONCOMPETITION AGREEMENTS

Mr. Mortimer B. Zuckerman, as Chairman of the Board of Directors, and Mr. Edward H. Linde, as President and Chief Executive Officer, each has an employment and noncompetition agreement with us. Pursuant to each agreement, during the term of such agreement, Mr. Zuckerman will devote a majority of his business time, and Mr. E. Linde will devote substantially all of his business time, to our business and affairs. The initial term of each agreement is three years beginning on January 17, 2003, in the case of Mr. Zuckerman, and November 29, 2002, in the case of Mr. E. Linde, with automatic one-year renewals commencing on each anniversary date unless written notice of termination is given 90 days prior to such date by either party. Apart from base salaries, each of Messrs. Zuckerman and E. Linde is eligible to receive bonus compensation, including equity-based incentive compensation, to be determined in the discretion of the Compensation Committee of our Board of Directors.

Each of Messrs. Zuckerman’s and E. Linde’s employment with us may be terminated for “cause” by us for (1) gross negligence or willful misconduct, (2) an uncured breach of any of his material duties under the employment agreement, (3) fraud or other conduct against our material best interests, or (4) an indictment of a felony if such indictment has a material adverse effect on us. Each of Messrs. Zuckerman and E. Linde may terminate his employment for “good reason,” which includes (1) a substantial adverse change in the nature or scope of his responsibilities and authority under his employment agreement, (2) an uncured breach by us of any of our material obligations under his employment agreement or (3) an involuntary relocation of the office at which the employee is principally employed to a location more than 50 miles from such office, or the requirement that the employee be based at another office on an extended basis. If the employment of either of Messrs. Zuckerman or E. Linde is terminated by us “without cause” or by either of Messrs. Zuckerman or E. Linde for “good reason,” then the respective employee will be entitled to a severance amount payable over a 12-month period equal to the sum of (x) his base salary plus (y) the amount of his cash bonus received in respect of the immediately preceding year. Each of Messrs. Zuckerman and E. Linde is also entitled to an additional 12 months of vesting in his stock-based awards and, subject to payment of premiums, may also participate in our health plan for up to 12 months.

The employment agreements prohibit each of Messrs. Zuckerman and E. Linde, while he is our director or officer and for one year thereafter, from (1) engaging, directly or indirectly, in the acquisition, development, construction, operation, management, or leasing of any commercial real estate property, (2) intentionally interfering with our relationships with its tenants, suppliers, contractors, lenders or employees or with any governmental agency, or (3) soliciting its tenants or employees. Pursuant to each employment agreement, however, Messrs. Zuckerman and E. Linde may engage in minority interest passive investments which include the acquisition, holding, and exercise of voting rights associated with investments made through (1) the purchase of securities that represent a non-controlling, minority interest in an entity or (2) the lending of money, but without management of the property or business to which such investment directly or indirectly relates and without any business or strategic consultation with such entity. In addition, each of Messrs. Zuckerman and E. Linde may participate as an officer or director of any organization that is not engaged in real estate activities provided that such activities do not materially restrict the individual’s ability to fulfill his obligation to us as an employee or officer. In addition, each employment agreement provides that the noncompetition provision shall not apply if Messrs. Zuckerman’s or E. Linde’s employment is terminated following our change of control.

Messrs. Burke, Koop, M. Landis, D. Linde, Norville, Pester, Ritchey and Selsam have employment agreements with Boston Properties similar to that of Mr. E. Linde, except that the initial term of the employment agreements is two years instead of three years, and these employees are permitted to participate as an officer or director of charitable organizations. Additionally, the geographic scope of the noncompetition provisions contained in the employment agreements is limited to our markets at the time of termination of their employment. In the case of Mr. Pester’s agreement, in order to comply with California law that generally prohibits restrictive covenants in employment agreements, the noncompetition provision is limited to non-solicitation of employees and non-interference of business relationships.

We will continue to be subject during the term of Mr. Selsam’s employment to an agreement dated August 10, 1995 pursuant to which (1) he is eligible to receive commissions of 33.33% of any leasing commission received by us in connection with the lease of 90 Church Street, New York, New York and (2) he is paid 5% of the management fees earned on the same property. Mr. Selsam did not receive any commissions, but did receive $17,763 in management fees for fiscal year 2002.

SEVERANCE AGREEMENTS

We entered into severance agreements with each of Mr. Zuckerman and Mr. Edward H. Linde on July 30, 1998. The severance agreements provide for severance benefits to Messrs. Zuckerman and E. Linde in the event of their termination under certain circumstances within 24 months following a “change in control.” In the event a “terminating event” occurs within 24 months following a “change in control,” Messrs. Zuckerman and E. Linde will receive a lump sum amount equal to $3,000,000 if the date of termination is in the year 1998, $3,300,000 if the date of termination is in the year 1999, and $3,630,000 if the date of termination is in year 2000 or later. Health, dental and life insurance benefits are provided for three (3) years following termination. Finally, the severance agreements provide for tax protection in the form of excise tax gross-up as well as financial counseling, tax preparation assistance and outplacement counseling.

We adopted the Boston Properties, Inc. Senior Executive Severance Plan (referred to as the senior plan) in order to reinforce and encourage the continued attention and dedication of the Executive Vice Presidents, the Chief Financial Officer and the Regional Office Heads. The senior plan provides for the payment of severance benefits to each such executive officer in the event of termination under certain circumstances within 24 months following a “change in control” of up to three (3) times such executive officers’ annual base salary and three (3) times the amount of the average annual bonus earned by the executive officer with respect to the three (3) calendar years immediately prior to the “change in control.” Tax protection, financial counseling, tax preparation assistance, outplacement counseling and continuation of health, dental and life insurance are the same as described above in the severance agreements.

We adopted the Boston Properties, Inc. Executive Severance Plan (referred to as the executive plan) in order to reinforce and encourage the continued attention and dedication of the Senior Vice Presidents and those Vice Presidents with ten (10) or more years of tenure with Boston Properties. The executive plan is the same as the senior plan except that each such senior officer will receive a payment of up to two (2) times such senior officers annual base salary and two (2) times the amount of the average annual bonus. Financial counseling, tax preparation assistance, outplacement counseling and continuation of health, dental and life insurance benefits are provided for two (2) years following termination.

STOCK PERFORMANCE GRAPH

The following graph provides a comparison of cumulative total stockholder return for the period from December 31, 1997 through December 31, 2002, among Boston Properties, the Standard & Poor’s (“S&P”) 500 Index and the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) Equity REIT Total Return Index (the “Equity REIT Index”). The Equity REIT Index includes all tax qualified equity REITs listed on the New York Stock Exchange, the American Stock Exchange or the NASDAQ Stock Market. Equity REITs are defined as those with 75% or more of their gross invested book value of assets invested directly or indirectly in the equity ownership of real estate. Upon written request, Boston Properties will provide any stockholder with a list of the REITs included in the Equity REIT Index. The stock performance graph assumes an investment of $100 in each of Boston Properties and the two indices, and the reinvestment of any dividends. The historical information set forth below is not necessarily indicative of future performance. Data for the Equity REIT Index and the S&P 500 Index were provided to us by NAREIT. The data shown is based on the share prices or index values, as applicable, at the end of each month shown.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Philosophy of Executive Compensation

Boston Properties’ executive compensation program is administered under the direction of the Compensation Committee of our Board of Directors. The current members of the Compensation Committee are Ivan G. Seidenberg (Chairman), Alan J. Patricof and Richard E. Salomon. None of the members of the Compensation Committee are employees of Boston Properties and each of them is independent for purposes of the requirements of the New York Stock Exchange. The philosophy of our executive compensation program is to:

•	Attract, retain and reward executives who have the motivation, experience, and skills necessary to lead Boston Properties effectively and continue our short-term and long-term profitability, growth and return to stockholders.

•	Create a link between the performance of our stock and executive compensation.

•	Base executive compensation levels on the overall financial and operational performance of Boston Properties, the regional contribution to the overall financial and operational performance and the individual contribution of the executive officer to the success of Boston Properties’ financial performance.

•	Position executive compensation levels to be competitive with other similarly situated public companies including the real estate industry in general and real estate investment trusts, or REITs, in particular, with an emphasis on office REITs and REITs with a comparable market capitalization. During 2001, the Compensation Committee engaged an independent outside compensation consultant to review current executive compensation practices. The consultant prepared a survey of executive compensation arrangements for executives at various levels provided by a peer group of 24 REITs of similar size and makeup. The consultant’s report was the basis on which the Compensation Committee has implemented our executive compensation program. Our overall philosophy is to provide total compensation to our executives at a target level around the 75th percentile for executives in comparable positions in our peer group. The Compensation Committee has annually reviewed publicly available executive compensation surveys of peer groups and the real estate industry in general in order to ensure that our executive compensation program remains comparable to executives in our peer group, as well as the real estate industry in general.

Compensation Committee Procedures

In order to implement the above policy, the Compensation Committee exercises its independent discretion in reviewing and approving the executive compensation plan as a whole, as well as specific compensation levels for each executive officer. Final aggregate compensation determinations for each fiscal year are generally made after the end of the fiscal year, after financial statements for such year become available. At that time, the Compensation Committee determines bonuses, if any, for the past year’s performance, sets base salaries for the following fiscal year, and makes awards of equity-based compensation, if any. Mr. Edward H. Linde makes recommendations to the Compensation Committee with respect to the compensation of all executive officers. In addition to Mr. E. Linde’s recommendation, the Compensation Committee, particularly with respect to the compensation of Mr. Mortimer B. Zuckerman, Mr. E. Linde and Mr. Douglas T. Linde, bases its decisions on the most recent publicly available compensation data for executive chairmen, chief executive officers, chief financial officers and other senior executives of comparable REITs, as well as various compensation studies and surveys, to ensure that compensation packages are in line with our peer group and the real estate industry in general. In particular, the Compensation Committee reviews the compensation (including total compensation, as well as the individual components of base salary, annual incentive and long-term incentives) awarded to senior executives by a comparative peer group consisting of office REITs with a comparable market capitalization and geographic presence to Boston Properties. While benchmarks and comparative market data are valuable tools to assist the

Compensation Committee in setting reasonable and fair compensation for our Chairman, Chief Executive Officer, Chief Financial Officer and other executives, the stated philosophy of our executive compensation program is to recognize individual contributions to the performance of Boston Properties and to create a link between the performance of our stock and executive compensation.

The elements of our executive compensation package are primarily comprised of the following, with all three elements working together to satisfy the ultimate goal of enhancing stockholder value:

1. Base Salary.    Base salaries are set for executive officers on the basis of assigned responsibilities and on an evaluation of appropriate compensation levels for such responsibilities based upon the recommendations set forth in the 2001 independent consultant report discussed above, as updated by the recently available public surveys referred to previously.

Individual base salaries are reviewed annually. The granting of salary increases within the established applicable salary range for each executive officer and the point within such range their salary will fall is based upon certain factors which include the overall financial performance of Boston Properties, the regional contribution to the overall financial performance of Boston Properties, if applicable, to such executive officer, and individual performance. Assessment of individual performance is based on previously established goals for each executive officer comprised of both subjective and objective elements. With respect to base salaries, the Compensation Committee generally intends to target base salary levels to be at approximately the 75th percentile for executives in comparable positions in comparable public real estate companies. Based on the Compensation Committee’s philosophy and the factors as stated above, the Compensation Committee approved 2003 base salaries for the named executive officers as follows: Mr. Zuckerman, $600,000; Mr. E. Linde, $600,000; Mr. Robert E. Burke, $395,000, Mr. Raymond A. Ritchey, $410,000; and Mr. D. Linde, $410,000.

2. Cash Bonuses.    Boston Properties intends to provide annual performance awards to our executive officers in the form of cash bonuses based on favorable performance by both Boston Properties and the individual executive. The Compensation Committee intends that annual growth in funds from operations, or FFO, as measured against targets established at the beginning of each year and against the relative performance of Boston Properties in comparison to its peer group of companies, will be the principal overall performance measure that is used to determine the maximum bonus to which each executive officer will be entitled and the achievement of individual performance will be used to determine whether each executive officer will receive the maximum bonus or some lesser amount. Where appropriate for an executive officer, the Compensation Committee will factor in regional contribution to the overall performance of Boston Properties in determining the cash bonus for such executive officer. In determining cash bonuses for 2002, the Compensation Committee noted that fiscal year 2002 was a year of significant achievements, including the following:

•	A 13.5% actual increase in total FFO over 2001 and a per-share FFO increase from $3.57 per share (diluted) in 2001 to $4.05 per share (diluted) in 2002.

•	Continued growth through $1.06 billion in new acquisitions, $449 million in developments in progress and $952 million in developments placed in service.

•	The successful placement of $750 million in unsecured senior notes of the Operating Partnership, with an additional $175 million in unsecured senior notes raised in January 2003.

The Compensation Committee intends that aggregate cash compensation (base salary plus bonus) will be at approximately the 75th percentile of cash compensation paid by comparable companies in the event that target performance is achieved. Reflecting the actual performance of Boston Properties as described above and the individual performance of each named executive officer, the Compensation Committee awarded cash bonuses to the named executive officers for the year ended December 31, 2002 as follows: Mr. Zuckerman, $1,000,000; Mr. E. Linde, $1,000,000; Mr. Burke, $300,000; Mr. Ritchey, $400,000; and Mr. D. Linde, $375,000.

3. Equity-Based Incentive Compensation.    While recognizing that cash bonus awards provide rewards for positive short-term performance, the Compensation Committee believes that awards of equity interests provide long-term incentive compensation to executive officers that is aligned directly with the achievement of enhanced value for stockholders. Historically, the Compensation Committee has granted stock options and restricted stock annually on the basis of Boston Properties’ performance and regional and individual contributions to its success. Long before the accounting treatment of stock options and corporate governance considerations led many companies to rethink their use of stock options, publicly-traded REITs questioned stock options as an attractive form of equity-based incentive compensation for this sector because of the low volatility and high dividend yield associated with REIT stocks. Accordingly, beginning in 1999 the Compensation Committee began awarding a mix of restricted stock and stock options, and in 2003 made the decision to move to restricted stock for all equity-based incentive compensation awards. Based on the Compensation Committee’s review of Boston Properties’ overall performance, regional performance and individual performance for 2002, on January 24, 2003, the Compensation Committee granted restricted stock to Messrs. Burke, Ritchey and D. Linde of 8,523, 17,045 and 17,045 shares, respectively. The equity-based compensation of Messrs. Zuckerman and E. Linde is discussed separately in this report. The shares of restricted stock will vest over five years, with no shares vesting in the first two years following the date of grant, 25% vesting on February 1 in the third year following the date of grant, 35% vesting on February 1 in the fourth year following the date of grant, and 40% vesting on February 1 in the fifth year following the date of grant, or upon the recipient turning 65 years old. No stock options were granted for 2002. The Compensation Committee continues to believe that restricted stock can deliver more value to our executives than options, is a better program to reward performance due to the clearer value associated with a given award, can serve as a retention tool when combined with a back-loaded five-year vesting schedule, and in general serves the interests of our stockholders better than options. We account for restricted stock awards ratably over the vesting period by recording compensation expense in an amount equal to the value of the restricted stock measured as of the time of grant.

During 2002 the Compensation Committee began evaluating a new program designed to offer executives the same long-term incentive as restricted stock, while allowing them to enjoy more favorable income tax treatment. This program was ultimately approved by the Board on March 4, 2003 as the Boston Properties Long Term Incentive Plan or LTIP. The LTIP uses a new class of partnership interests in the Operating Partnership, called LTIP units. Grants of LTIP units will constitute “Other Stock-Based Awards” coupled with “Dividend Equivalent Rights” under the 1997 Stock Plan. Each LTIP unit awarded will be deemed equivalent to an award of one share of our common stock reserved under the 1997 Stock Plan, reducing availability for other equity awards on a one-for-one basis. Beginning with equity-based compensation awards for 2003 performance (expected to be made in early 2004), all officers, employees and non-employee directors of Boston Properties eligible to receive awards under the 1997 Stock Plan are also eligible to participate in the LTIP, and the general terms of the 1997 Stock Plan apply to the program.

Under the LTIP, vesting is expected to be the same as under our current restricted stock program, subject to the Compensation Committee’s discretion to make changes in the future as permitted by the 1997 Stock Plan. LTIP units, whether vested or not, will receive the same quarterly per unit distributions as common units of the Operating Partnership, which equal per share dividends on our common stock. This treatment with respect to quarterly distributions is similar to the current treatment of restricted stock, which receives full dividends, whether vested or not. Initially, LTIP units will not have full parity with common units with respect to liquidating distributions. Upon the occurrence of specified events LTIP units will over time achieve full parity with common units of the Operating Partnership for all purposes, and therefore accrete to an economic value for executives equivalent to our common stock on a one-for-one basis. If such parity is reached, vested LTIP units may be converted into an equal number of common units at any time, and thereafter enjoy all the rights of common units. However, there are circumstances under which such parity would not be reached. Until and unless such parity is reached, the value that an executive will realize for a given number of vested LTIP units will be less than the value of an equal number of shares of our common stock.

The LTIP was established under the 1997 Stock Plan as an alternative to our current restricted stock program. Its establishment required neither an amendment to the plan nor an increase in the number of shares of common stock reserved under the plan. One key disadvantage of restricted stock is that executives are generally taxed on the full market value of a grant at the time of vesting, even if they choose to hold the stock; as a result executives often need to sell a portion of their vested shares every year to pay taxes on their restricted stock awards from prior years. This tax treatment therefore may limit an executive’s ability to increase his or her ownership in Boston Properties over the long term. Conversely under the LTIP, an executive would generally be taxed only when he or she chooses to liquidate his or her LTIP units, rather than at the time of vesting. Therefore, an executive who wishes to hold his or her equity awards for the long term could do so more efficiently under the LTIP and ultimately enjoy a significantly greater after-tax return when he or she chooses to sell. The Compensation Committee conditioned its approval of the LTIP upon receipt of a ruling from the Internal Revenue Service with respect to the federal income tax treatment of the LTIP. Boston Properties’ request for a private letter ruling was approved by the IRS on February 21, 2003. On March 4, 2003, the Compensation Committee recommended the LTIP for approval to the entire Board, and the Board approved it.

The Compensation Committee believes that the LTIP will (1) serve the objectives of Boston Properties by increasing the after-tax value of a given award of equity interests, and therefore enhance our equity-based compensation package for executives as a whole, (2) advance the separate goal of promoting long-term equity ownership in Boston Properties by executives (see “Stock Ownership Requirement” below), (3) have no adverse impact on dilution, (4) not increase the economic cost to Boston Properties of equity-based compensation awards as compared with our current restricted stock program, (5) further align the interests of executives with the interests of stockholders, and (6) be accounted for consistently with our current restricted stock program to reflect the full compensation costs incurred by Boston Properties. Accordingly, beginning in 2004 we intend to offer eligible officers and employees, as well as non-employee directors the ability to elect between restricted stock and LTIP units on a one-for-one basis. This election will also be made available to a group of senior executives with respect to their recent restricted stock awards for 2002 performance, in the form of a one-time offer to tender back to us their 2003 unvested shares in exchange for a grant of an equal number of LTIP units. As part of its analysis, the Compensation Committee considered the small impact on our stockholders as a group of the loss at the corporate level of the tax deduction for compensation expense paid from a shift to LTIP units from restricted stock.

Mandatory Minimum Equity Ownership Policy for Senior Executives

The Compensation Committee has always believed that it is important to align the interests of those in senior management positions with those of our stockholders, and this belief has been reinforced by the events of the past few years across corporate America. As one concrete step to ensure such alignment, on January 16, 2003, the Compensation Committee adopted a mandatory stock ownership requirement for senior management. Under this policy, all executive vice presidents must achieve minimum equity ownership equal to three times their annual base salary and all senior vice presidents minimum equity ownership equal two times their annual base salary, and then maintain such ownership during their continuing employment. Current senior executives have until January 1, 2008 to achieve this ownership requirement, while those who may be hired or promoted to senior management positions in the future will have a five year period beginning on January 1 of the year following their appointment. Exceptions can be made for significant extenuating personal circumstances. The types of securities that will be counted toward the equity ownership requirement include shares of our common stock, units of limited partnership interest of our Operating Partnership, restricted stock and LTIP units, in each case both vested and unvested, and shares held in our stock purchase and dividend reinvestment plans. Stock options will not be counted. The Compensation Committee believes that this stock ownership requirement will send a powerful message to our stockholders and the investment community that our senior management is personally committed to the financial success of Boston Properties.

Compensation of the Chairman of the Board and the President and Chief Executive Officer

Based on the benchmarks and comparative market data discussed earlier in this report and Boston Properties’ financial performance in 2002, the Compensation Committee approved a base salary for 2003 of $600,000 for each of Mr. Zuckerman and Mr. E. Linde, an increase from their 2001 and 2002 base salary of

$500,000. Prior to 1999, Mr. Zuckerman received no salary and Mr. E. Linde received a base salary of $150,000 which was significantly below competitive levels. Mr. Zuckerman and Mr. E. Linde each received cash bonuses for the fiscal year ended December 31, 2002 in the amount of $1,000,000. They did not receive cash bonuses for the fiscal year ended December 31, 2001.

Because the Compensation Committee believes it is important to provide long-term incentive compensation that is tied directly to the creation of value for stockholders, to reward Messrs. Zuckerman and E. Linde for their past efforts, and their contribution to the performance of Boston Properties, and as incentive to continue their efforts in the future, as previously reported, each of Mr. Zuckerman and Mr. E. Linde were awarded stock options on February 2, 2001. The amount of these awards is the same as the previous stock option awards granted to Messrs. Zuckerman and E. Linde in 1998. These awards are meant to serve as three-year grants and vest in three equal annual installments beginning on the first anniversary of the date of grant. Accordingly, Mr. Zuckerman and Mr. E. Linde were not awarded additional equity-based incentive compensation for the fiscal year ended December 31, 2002.

Tax Deductibility of Compensation.    Section 162(m) of the Code limits the deductibility on Boston Properties’ tax return of compensation over $1 million to any of the named executive officers unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary and has been approved by our stockholders. The Compensation Committee’s policy with respect to Section 162(m) is to make every reasonable effort to ensure that compensation is deductible to the extent permitted while simultaneously providing our executives with appropriate rewards for their performance. In the appropriate circumstances, however, the Compensation Committee is prepared to exceed the limit on deductibility under Section 162(m) to the extent necessary to insure executive officers are compensated in a manner consistent with Boston Properties’ best interests and those of our stockholders.

Submitted by the Compensation Committee:

Ivan G. Seidenberg, Chairman

Alan J. Patricof

Richard E. Salomon

Compensation Committee Interlocks and Insider Participation

Boston Properties established a Compensation Committee consisting of Messrs. Seidenberg, Patricof and Salomon. None of them has served as an officer or employee of Boston Properties or has any other business relationship or affiliation with Boston Properties, except his service as a director. None of these persons had any relationships with Boston Properties requiring disclosure under applicable rules and regulations.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the executive officers and directors of Boston Properties, and persons who own more than ten percent of a registered class of Boston Properties’ equity securities, to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish Boston Properties with copies of all Section 16(a) forms they file. To our knowledge, based solely on our review of the copies of such reports furnished to us and written representations that no other reports were required during the fiscal year ended December 31, 2002, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than ten percent beneficial owners were satisfied, except that Mr. Burke, an Executive Vice President, failed to timely report a change in beneficial ownership.

AUDIT COMMITTEE REPORT

The undersigned members of the Audit Committee of the Board of Directors of Boston Properties submit this report in connection with the committee’s review of the financial reports for the fiscal year ended December 31, 2002 as follows:

1.	The Audit Committee has reviewed and discussed with management the audited financial statements for Boston Properties for the fiscal year ended December 31, 2002 and the related disclosure controls and procedures.

2.	The Audit Committee has discussed with representatives of PricewaterhouseCoopers LLP the matters which are required to be discussed with them under the provisions of SAS 61. That Statement of Accounting Standards requires the auditors to ensure that the Audit Committee received information regarding the scope and results of the audit.

3.	The Audit Committee has discussed with PricewaterhouseCoopers LLP the auditors’ independence from management and Boston Properties including the written disclosures and the letter from the independent auditors required by the Independence Standards Board, Standard No. 1. In addition, the Audit Committee considered whether the provision of certain non-audit services by PricewaterhouseCoopers LLP is compatible with maintaining its independence and pre-approved certain non-audit services to be performed by PricewaterhouseCoopers LLP during 2003.

4.	The Audit Committee received a report from the Disclosure Committee, established by Boston Properties to comply with the requirements of the Sarbanes-Oxley Act of 2002, with respect to the Disclosure Committee’s review process for our annual report on Form 10-K and the results of such review.

In reliance on the reviews, discussions and report referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Boston Properties Annual Report on Form 10-K for the fiscal year ended December 31, 2002 for filing with the SEC.

The Audit Committee operates pursuant to a charter that was re-approved by our Board of Directors on February 22, 2002. Pursuant to the requirements of the Sarbanes-Oxley Act of 2002, the New York Stock Exchange is in the process of formulating new rules regarding the role and responsibilities of public company audit committees. Members of our management team have apprised the Audit Committee of legal developments and Boston Properties’ enhanced policies and procedures in response thereto, particularly with respect to disclosure controls and procedures. The Audit Committee is monitoring this process and intends to amend its charter in conformity with the requirements of the new rules once they are finalized and effective.

Submitted by the Audit Committee:

Alan J. Patricof, Chairman

Richard E. Salomon

Ivan G. Seidenberg

INFORMATION ABOUT OUR INDEPENDENT ACCOUNTANTS

PricewaterhouseCoopers LLP served as our independent accountants for the fiscal year ended December 31, 2002 and has reported on our 2002 consolidated financial statements. Aggregate fees for professional services rendered by PricewaterhouseCoopers LLP for the years ended December 31, 2002 and 2001 were as follows:

	2002	2001
Audit Fees
Recurring audit(1)	$305,000	$276,000
Comfort letters, consents, Rule 3-14 audits (property acquisitions) and assistance with documents filed with the SEC	272,081	93,150

Subtotal	577,081	369,150

Audit Related Services
Audits required by lenders, joint venture agreements, tenants and employee benefit plan requirements	295,305	268,850
Accounting assistance for new accounting standards and potential transactions	104,675	278,047

Subtotal	399,980	546,897

Income Tax Compliance and Related Tax Services
Recurring tax compliance(2)	83,525	129,850
Tax planning and research	185,945	140,625
REIT and other compliance matters	85,795	43,950
Tax assistance for potential transactions	67,120	152,750
Sales and use tax examinations	28,280	88,850

Subtotal	450,665	556,025
All Other Fees	23,802	—

Total	$1,451,528	$1,472,072

(1)	Includes annual audit of the Company’s financial statements on Form 10-K and interim reviews of the Company’s financial statements on Form 10-Q.
(2)	Includes income tax compliance for the Company and affiliated entities for the tax years ended December 31, 2002 and 2001, respectively.

Financial Information Systems Design and Implementation Fees

During the years ended December 31, 2002 and 2001, PricewaterhouseCoopers LLP rendered no professional services to Boston Properties in connection with the design and implementation of financial information systems.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On June 30, 1998, we acquired from entities controlled by Mr. Alan B. Landis a portfolio of properties known as the Carnegie Center Portfolio and Tower Center One and related operations and development rights (collectively, the “Carnegie Center Portfolio”) and Mr. Landis became a director of Boston Properties. In connection with the acquisition of the Carnegie Center Portfolio, the Operating Partnership entered into a development agreement with affiliates of Mr. Landis providing for up to approximately 2,000,000 square feet of development in or adjacent to the Carnegie Center office complex. One affiliate of Mr. Landis is entitled to a purchase price for each parcel developed under the development agreement calculated on the basis of $20 per rentable square foot of property developed. Another affiliate of Mr. Landis could earn a contingent payment for each developed property that achieves a stabilized return in excess of a target annual return ranging between 10.5% and 11%. The development agreement also provides that upon negotiated terms and conditions, we and Mr. Landis would form a development company to provide development services for these development projects and would share the expenses and profits, if any, of this new company.

A joint venture in which we have a 50% interest as of December 31, 2002, paid aggregate leasing commissions in 2002 of approximately $600,000 to a firm controlled by Mr. Raymond A. Ritchey’s brother. Mr. Ritchey is an Executive Vice President of Boston Properties. The terms of the related agreement are at least as favorable to us as arrangements with other brokers in comparable markets.

Mr. Martin Turchin, a director of Boston Properties, is a non-executive/non-director Vice Chairman of Insignia/ESG, Inc. Through an arrangement with Insignia that has been in place since 1985, Turchin & Associates, an affiliate of Mr. Turchin, participates in brokerage activities for which Insignia is retained as leasing agent, some of which involve leases for space within buildings owned by us. During the period from the date Mr. Turchin became a member of our Board of Directors in 1997 through December 31, 2002, Turchin & Associates has advised us that it has received an aggregate of $2.3 million from Insignia attributable to properties owned by us. Of this amount, $0.7 million (or approximately 30%) is in conjunction with funds we owed to Insignia related to the acquisition of 280 Park Avenue. The total amount that was paid to Turchin & Associates, excluding amounts paid related to obligations assumed in connection with the acquisition of 280 Park Avenue, represents approximately 4.83% of the total amount we have paid to Insignia since the date Mr. Turchin became a director of Boston Properties in 1997. Pursuant to its arrangement with Insignia, Turchin & Associates has confirmed to us that it is paid on the same basis with respect to properties owned by us as it is with respect to properties owned by other clients of Insignia. Mr. Turchin does not participate in any discussions or other activities relating to our contractual arrangements with Insignia either in his capacity as a member of our Board of Directors or as a Vice Chairman of Insignia.

Mr. David A. Twardock, a nominee for director, is the President and Chief Executive Officer of Prudential Mortgage Capital Company, LLC, an affiliate of Prudential Financial, Inc. (collectively, “Prudential”). Prudential is one of our lenders and we have obtained financing from them on customary terms and conditions comparable with transactions involving other lenders. The total principal amount of loans from Prudential represented less than 2.5% of our total debt as of December 31, 2002. Prudential is also a tenant at various buildings that we own, but such leases in the aggregate represent less than one percent (approximately 0.35%) of our total in-service rentable square feet of office space. The leases are on customary conditions and terms comparable with transactions involving other lessees. On July 9, 2002, at the request of certain security holders, we offered Prudential, and all other holders of our Series A preferred stock and Series Two and Series Three preferred units (collectively, the “Preferred Securities”) the opportunity to convert such Preferred Securities in advance of December 31, 2002, the date on which our Preferred Securities would otherwise have become convertible. Prudential took part in this early conversion relating to its 2,000,000 shares of Series A preferred stock, which constitutes all of the Series A preferred stock outstanding, and its 167,394 Series Three preferred units. In connection with the conversion of the Series A preferred stock, Prudential received 2,624,671 shares of our common stock and in connection with the conversion of the Series Three preferred units, Prudential received 219,676 common units of the Operating Partnership.

We paid Applied Printing Technologies, a printing company affiliated with Mr. Mortimer B. Zuckerman, Chairman of our Board of Directors, approximately $80,000 for printing services provided in 2002, principally relating to the printing of our annual report to stockholders. The selection of Applied Printing Technologies as the printer for our annual report to stockholders was made through a bidding process open to multiple printing companies. Mr. Zuckerman has substantial business interests and relationships outside of his interest in Boston Properties, and such relationships are occasionally with entities that have business relationships or engage in commercial transactions in the ordinary course of business directly with Boston Properties. Mr. Zuckerman may have an indirect interest in such transactions by reason of his position or relationship with one or more of these parties.

In the six-month period ending March 25, 2003, we completed six sales of assets using Internal Revenue Code Section 1031’s Like Kind Exchange (LKE) technique. The acquisition of 399 Park Avenue on September 25, 2002 for cash consideration of $1.06 billion presented Boston Properties with a unique opportunity; it allowed us to use it as a replacement property for asset sales aggregating up to $1.06 billion and to potentially sell assets which were encumbered by “no sale” clauses or other types of contractual tax protection for former owners of specific assets. In September, the Company publicly announced that it intended to strategically sell several assets and to use the net sale proceeds to retire the interim financing on 399 Park Avenue so as not to increase our balance sheet leverage on a pro forma basis. 399 Park Avenue was “purchased” pursuant to a Section 1031 LKE to facilitate the execution of this strategy. A number of potential sale properties were identified. Within the six-month statutory period, we sold six assets totaling approximately $895 million: 875 Third Avenue (New York), One and Two Independence Square (D.C.), 2391 West Winston Avenue (California), a land parcel at New Dominion Technology Park (Virginia), Candler Building (Maryland), and 2300 N Street, (D.C.). There were no federal or state income tax consequences from these sales because of our reliance on the LKE structure, which allowed us to maximize the amount of net proceeds we could use to reduce debt. Persons who had formerly owned interests in the sale properties before their original acquisition by the Operating Partnership, including Mortimer B. Zuckerman, Edward H. Linde, Raymond A. Ritchey, Robert E. Burke and other owners of partnership units of the Operating Partnership, also deferred recognition of taxable gain as a result of our use of the LKE structure. In the case of 875 Third Avenue, One and Two Independence Square and 2300 N Street we could not have sold the assets other than through an LKE because each property was encumbered by a “no sale” clause as part of its original acquisition by the Operating Partnership, and taxable sales would have triggered contract damages or required third party consents. 2391 West Winton Avenue did not have any restrictions on sale; however, if we had sold it in a taxable sale, there would have been adverse tax consequences to both Boston Properties and Mr. Zuckerman as the former owner. The independent members of Boston Properties’ Board of Directors determined that it was in the best interests of Boston Properties to effect the sale as an LKE. The Candler Building was sold using the LKE structure to avoid adverse federal tax consequences to Boston Properties emanating from the way we acquired this asset and no third parties benefited from the LKE structure. The benefits of an LKE for the sale of the Virginia property also inured to us only. As discussed above, some of our executive officers are among the prior owners of the disposed assets who derived an indirect benefit from our use of the LKE structure. If all of the assets we have sold since September 25, 2002 had been sold in taxable transactions, approximately 35% of the aggregate taxable gains recognized would have been allocated to those executive officers. No third parties, including executives, received any portion of the net proceeds from these sales.

OTHER MATTERS

Expenses of Solicitation

The cost of solicitation of proxies will be borne by Boston Properties. In an effort to have as large a representation at the annual meeting as possible, special solicitation of proxies may, in certain instances, be made personally or by telephone, telegraph or mail by one or more employees of Boston Properties. We also may reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy material to their principals who are beneficial owners of shares of our common stock.

Stockholder Proposals for Annual Meetings

Any stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 for inclusion in Boston Properties’ proxy statement and form of proxy for its 2004 annual meeting must be received by Boston Properties on or before November 29, 2003 in order to be considered for inclusion in its proxy statement and form of proxy. Such proposals must also comply with the requirements as to form and substance established by the SEC if such proposals are to be included in the proxy statement and form of proxy. Any such proposal should be mailed to: Boston Properties, Inc., 111 Huntington Avenue, Suite 300, Boston, Massachusetts 02199-7610, Attn.: Secretary.

Stockholder proposals to be presented at Boston Properties’ 2004 annual meeting, other than stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 for inclusion in Boston Properties’ proxy statement and form of proxy for its 2004 annual meeting, must be received in writing at our principal executive office not earlier than January 8, 2004, nor later than February 22, 2004, unless our 2004 annual meeting of stockholders is scheduled to take place before April 1, 2004 or after June 30, 2004. Our by-laws state that the stockholder must provide timely written notice of such nomination or proposal and supporting documentation as well as be present at such meeting, either in person or by a representative. A stockholder’s notice shall be timely received by Boston Properties at its principal executive office not less than seventy-five (75) days nor more than one hundred twenty (120) days prior to the anniversary date of the immediately preceding annual meeting (the “Anniversary Date”); provided, however, that in the event the annual meeting is scheduled to be held on a date more than thirty (30) days before the Anniversary Date or more than sixty (60) days after the Anniversary Date, a stockholder’s notice shall be timely if received by Boston Properties at its principal executive office not later than the close of business on the later of (1) the seventy-fifth (75th) day prior to the scheduled date of such annual meeting or (2) the fifteenth (15th) day following the day on which public announcement of the date of such annual meeting is first made by Boston Properties. Proxies solicited by our Board of Directors will confer discretionary voting authority with respect to these proposals, subject to SEC rules and regulations governing the exercise of this authority. Any such proposals shall be mailed to: Boston Properties, Inc., 111 Huntington Avenue, Suite 300, Boston, Massachusetts 02199-7610, Attn: Secretary.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

PROXY

BOSTON PROPERTIES, INC.

111 Huntington Avenue

Suite 300

Boston, Massachusetts 02199-7610

SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

The undersigned hereby appoints Douglas T. Linde and William J. Wedge, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock of Boston Properties, Inc. held of record by the undersigned on March 12, 2003, at the Annual Meeting of Stockholders to be held on May 7, 2003 and any adjournments or postponements thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS. The undersigned’s vote will be cast in accordance with the proxies’ discretion on such other business as may properly come before the meeting or at any adjournments or postponements thereof.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE REVERSE SIDE	SEE REVERSE SIDE

BOSTON PROPERTIES, INC.

C/O EQUISERVE TRUST COMPANY N.A.

P.O. BOX 8694

EDISON, NJ 08818-8694

Voter Control Number

Your vote is important. Please vote immediately.

Vote-by-Internet		Vote-by-Telephone

1. Log on to the Internet and go to http://www.eproxyvote.com/bxp 2. Enter your Voter Control Number listed above and follow the easy steps outlined on the secured website.	OR	1. Call toll free 1-877-PRX-VOTE (1-877-779-8683) 2. Enter your Voter Control Number listed above and follow the easy recorded instructions.

If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL	ZBPR21

        Please mark

☒    votes as in

        this example.

The Board of Directors recommends a vote “FOR” all the nominees.	The Board of Directors recommends a vote “FOR” Proposal 2.

1.    Proposal to elect one Class II Director and three

        Class III Directors:

Class II Nominees:    (01) Lawrence S. Bacow

Class III Nominees:   (02) William M. Daley

                                    (03) Edward H. Linde and

                                    (04) David A. Twardock

                FOR    ☐        ☐    WITHHELD

                ALL                         FROM ALL

☐

        WITHHELD AS TO THE NOMINEE(S) NOTED ABOVE

2.    Ratify the appointment of    FOR AGAINST ABSTAIN

        PricewaterhouseCoopers     ☐        ☐        ☐

        LLP as independent

        accountants.

3.    In their discretion, the proxies are authorized to

        vote upon any other business that may properly

        come before the meeting or any adjournments

        or postponements thereof.

MARK HERE FOR ADDRESS CHANGE AND

NOTE AT LEFT                                                     ☐

Please sign exactly as name appears hereon. Joint owners should each sign. Executors, administrators, trustees, guardians or other fiduciaries should give full title as such. If signing for a corporation, please sign in full corporate name by a duly authorized officer.

Signature:                                      Date:                             Signature:                                      Date: